UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22722 29th Drive SE, Suite 100 Bothell, WA		98021
1040 West Georgia, Suite 1030 Vancouver, BC, Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2026, Achieve Life Sciences, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Benjamin Halladay as the Company’s Chief Financial Officer and “principal financial officer,” effective as of October 5, 2026 (the “Appointment Date”).

Before joining the Company, Mr. Halladay, age 40, served in several different roles at Esperion Therapeutics, Inc., a pharmaceutical company, including as Chief Financial Officer from November 2022 until September 2026, as Senior Director of Finance from August 2022 until November 2022, as Director of Financial Planning and Analysis from July 2021 until August 2022, and as Finance Manager of Tech Operations from January 2020 until July 2021. From May 2017 through January 2020, Mr. Halladay served as Global Finance Manager of NOV Inc. (formerly National Oilwell Varco, Inc.), an oilfield services and equipment trading company. Mr. Halladay received his Bachelor’s degree in Business Administration - History from Syracuse University, his Master’s degree in Business Administration – Finance and Accounting from Fordham Gabelli School of Business, and is a Certified Public Accountant.

In connection with the appointment of Mr. Halladay as Chief Financial Officer, the Board approved the Company’s entry into an offer letter and change in control and severance agreement (together, the “Employment Agreements”) with Mr. Halladay, which includes the following terms: (i) an initial annual base salary of $525,000 per year, (ii) an annual discretionary bonus of up to 40% of his then-current base salary, (iii) an option to purchase up to 200,000 shares of the Company’s common stock (the “Option Award”), with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the first anniversary of the Appointment Date and thereafter for an additional 1/48th per month, and (iv) 200,000 restricted stock units (the “RSU Award”), with 1/4th of the RSU Award vesting on the first anniversary of the Appointment Date and thereafter for an additional 1/4th per year, among other benefits. Additionally, in the event Mr. Halladay experiences a termination of his employment without “cause,” or, in connection with a change in control, he resigns for “good reason” (each as defined in the Employment Agreements), provided that he executes and makes effective a release of claims against the Company and its affiliates, he will become entitled to (a) a lump-sum cash severance payment, payable in accordance with the Company’s standard payroll practices, equal to (1) nine months of his then-current base salary or, (2) if such termination or resignation occurs in connection with a change in control (as defined in the Employment Agreements), 12 months of his then-current base salary plus a sum equal to a prorated amount of his then-targeted annual bonus, (b) a lump-sum cash payment equivalent to the value of his monthly health benefits premium for the applicable nine- or 12-month period, and (c) if such termination or resignation occurs in connection with a change in control (as defined in the Employment Agreements), accelerated vesting of the unvested portion of the Option Award and the RSU Award.

The foregoing summary of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Employment Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2026.

Except as described above, there are no arrangements or understandings between Mr. Halladay and any other persons, pursuant to which he was appointed as Chief Financial Officer. No family relationships exist between any of the Company’s directors or executive officers and Mr. Halladay.

Mr. Halladay does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 1, 2026, the Company also announced that Mark Oki stepped down from his position as the Company’s Chief Financial Officer, effective as of October 5, 2026 (the “Separation Date”). The conclusion of Mr. Oki’s employment is not a result of any disagreement regarding the Company’s financial statements or disclosures.

In connection with his separation, Mr. Oki will be entitled to receive the severance described in his Executive Employment Agreement, dated December 5, 2024, filed as Ex. 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: October 1, 2026	/s/ Andrew D. Goldberg
Andrew D. Goldberg Chief Executive Officer (Principal Executive Officer)